EXHIBIT 11

                            ACCEPTANCE INSURANCE COMPANIES INC.
                              COMPUTATION OF INCOME PER SHARE
                       Years Ended December 31, 1996, 1995, and 1994
                           (in thousands, except per share data)
                                        (unaudited)

                                                       Years Ended December 31,
                                                  ----------------------------------
                                                    1996       1995         1994(1)
                                                  --------    ---------    ---------
PRIMARY EARNINGS PER SHARE:
  Net income                                       $30,280     $ 4,155      $21,075
  Adjustment for interest expense reduction
    and interest income from assumed
    proceeds                                          --          --          1,826
                                                   -------      ------       ------
  Adjusted net income                               30,280       4,155       22,901
                                                   =======      ======       ======
  Weighted average number of shares
    outstanding                                     14,933      14,858       10,351
  Adjustment for effect of outstanding
    options and warrants                               177         144         --
  Adjustment for shares issuable                      --          --          3,069
                                                    ------      ------       ------
  Adjusted weighted average number of
    shares outstanding                              15,110      15,002       13,420
                                                    ======      ======       ======


    Net income per share                           $  2.00     $  0.28      $  1.71
                                                   =======     =======      =======
FULLY DILUTED EARNINGS PER SHARE:
  Net income                                       $30,280     $ 4,155      $21,075
  Adjustment for interest expense reduction
    and interest income from assumed
    proceeds                                          --          --          1,757
                                                    ------      ------       ------
  Adjusted net income                              $30,280     $ 4,155      $22,832
                                                    ======      ======       ======
  Weighted average number of shares
    outstanding                                     15,173      15,098       10,591
  Adjustment for effect of outstanding
    options and warrants                               241         145         --
  Adjustment for shares issuable                      --          --          3,025
                                                    ------      ------       ------
  Adjusted weighted average number of shares
    outstanding                                     15,414      15,243       13,616
                                                    ======      ======       ======

  Net income per share                             $  1.96     $  0.27      $  1.68
                                                       =======     =======      =======

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(1)  For the year ended December 31, 1994 the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding.  Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.